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                                                                      EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)


                                                                         Years ended September 30
                                                              -----------------------------------------------

                                                               1999      1998       1997      1996      1995
                                                              ------    ------     ------    ------    ------
Earnings:
   Pre-tax income from continuing operations                  $135.7    $168.0     $117.0    $279.8    $256.0
   Distributed income of affiliated companies                   19.9       7.5       10.4      11.2      11.7
   Add fixed charges:
     Interest on indebtedness                                   45.8      42.0       43.2      41.7      35.6
     Portion of rents representative of
       the interest factor                                       4.8       5.1        4.9       4.8       5.5
                                                              ------    ------     ------    ------    ------

  Income as adjusted                                          $206.2    $222.6     $175.5    $337.5    $308.8

Fixed charges:
  Interest on indebtedness                                    $ 45.8    $ 42.0     $ 43.2    $ 41.7    $ 35.6
  Capitalized interest                                            --        --         --        --        --
  Portion of rents representative of
       the interest factor                                       4.8       5.1        4.9       4.8       5.5
                                                              ------    ------     ------    ------    ------

  Total fixed charges                                         $ 50.6    $ 47.1     $ 48.1   $ 46.5    $  41.1

  Ratio of earnings to fixed charges                             4.1       4.7        3.6      7.3        7.5
                                                              ======    ======     ======   ======    =======